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Filed pursuant to Rule 424(b)(3)
Registration No. 333-138222

The information in this prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2006
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 26, 2006

7,728,328 Shares

Class A Common Stock

        The shares of Class A common stock are being sold by the selling stockholder named in this prospectus supplement. We will not receive any proceeds from the shares of Class A common stock sold by the selling stockholder.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC." The closing price of our Class A common stock on the New York Stock Exchange on October 25, 2006 was $20.34 per share.

        Upon completion of this offering, Anschutz Company will own 99.3% of our Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by our stockholders. Accordingly, following this offering, Anschutz Company will own common stock representing 90.1% of the combined voting power of our common stock.

        The underwriter has an option to purchase a maximum of 500,000 additional shares from the selling stockholder to cover over-allotments of shares.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page S-8.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of Class A common stock will be made on or about , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is                    , 2006.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUMMARY	S-1
MARKET INFORMATION	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-2
THE OFFERING	S-7
RISK FACTORS	S-8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-13
USE OF PROCEEDS	S-14
SELLING STOCKHOLDER	S-14
UNDERWRITING	S-15
NOTICE TO CANADIAN RESIDENTS	S-17
NOTICE TO INVESTORS IN THE UNITED KINGDOM	S-19
LEGAL MATTERS	S-20
EXPERTS	S-20
INCORPORATION OF DOCUMENTS BY REFERENCE	S-20
WHERE YOU CAN FIND MORE INFORMATION	S-21

PROSPECTUS

ABOUT THIS PROSPECTUS	1
MARKET INFORMATION	1
PROSPECTUS SUMMARY	2
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
LEGAL MATTERS	9
EXPERTS	9
INCORPORATION OF DOCUMENTS BY REFERENCE	9
WHERE YOU CAN FIND MORE INFORMATION	10

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement updates and modifies the information in the accompanying prospectus and may only be accurate on the date of this document.

        As used in this prospectus supplement, the terms "we," "us," "our," "Regal," "REG" or "Regal Entertainment" mean Regal Entertainment Group and its subsidiaries, including Regal Cinemas Corporation, United Artists Theatre Company, Hoyts Cinemas Corporation, Edwards Theatres, Inc., and Regal CineMedia Corporation. Unless otherwise indicated in this prospectus supplement, all references to "Regal Cinemas" mean Regal Cinemas Corporation and its subsidiaries, which include Regal Cinemas, Inc. and its subsidiaries, or RCI, Edwards Theatres, Inc. and its subsidiaries, or Edwards Theatres, United Artists Theatre Company and its subsidiaries, or United Artists, and Regal CineMedia Corporation and its subsidiaries, or Regal CineMedia. Unless otherwise indicated in this prospectus supplement all references to "Anschutz" mean Anschutz Company and its subsidiaries and all references to "Oaktree" mean OCM Principal Opportunities Fund II, L.P. and its subsidiaries.

        This prospectus supplement includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus supplement are the property of their respective holders.

MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus supplement consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the information under "Risk Factors" and financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as a result of certain factors, including those set forth under "Risk Factors."

Overview

        We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006, with over 244 million annual attendees for the fiscal year ended December 29, 2005. Our geographically diverse circuit includes theatres in all of the top 25 and 43 of the top 50 U.S. designated market areas. We primarily operate multi-screen theatres and have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the U.S. On March 29, 2005, Regal and AMC Entertainment Inc., or AMC, announced the combination of our subsidiary Regal CineMedia and AMC's subsidiary, National Cinema Network, Inc., or NCN, into a joint venture company known as National CineMedia, LLC, or National CineMedia. On July 15, 2005, Cinemark, Inc., or Cinemark, through a wholly owned subsidiary, joined the National CineMedia joint venture. National CineMedia concentrates on the expansion of businesses ancillary to motion picture exhibition, such as in-theatre advertising, and the creation of new complementary business lines that improve the utilization of its partners' existing theatre assets and theatre operating personnel. Since its inception, National CineMedia has primarily concentrated its efforts on in-theatre advertising, business meetings and non-feature film content distribution. On October 12, 2006, National CineMedia, Inc., or NCM Inc., a newly-formed entity that will serve as the sole manager of National CineMedia, announced that they filed a registration statement with the Securities and Exchange Commission, or SEC, for an initial public offering of its common stock. Proceeds from the offering will be used to acquire newly issued equity interests from National CineMedia and National CineMedia will distribute the net proceeds to each of Regal, AMC and Cinemark on a pro rata basis.

Business Strategy

        Our business strategy is to continue to enhance our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation opportunities, realizing selective growth opportunities through new theatre construction, expanding and upgrading of our existing asset base. This strategy should enable us to continue to produce the free cash flow and financial flexibility necessary to provide meaningful value to our stockholders. Key elements of our strategy include:

        Maximizing Stockholder Value.    We believe that our cash dividends are an efficient means of distributing value to our stockholders. Periodic increases in our quarterly cash dividends and the payment of two extraordinary cash dividends in the last three fiscal years demonstrates our confidence in our business and our continued commitment to providing value to our stockholders. As of June 29, 2006, since our initial public offering in May 2002, we have returned over $1.9 billion to our stockholders in the form of cash dividends.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities. We intend to selectively pursue accretive theatre acquisitions that enhance our asset base and improve our consolidated operating results.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue expansion opportunities through new theatre construction that meets our strategic and financial return criteria. We also intend to enhance our theatre operations by selectively expanding and upgrading existing properties in prime locations.

        Participating in National CineMedia to Generate Ancillary Revenues.    We believe that the strategy of combining the ancillary businesses of successful theatre operators, such as Regal, AMC and Cinemark, provides National CineMedia with access to theatres of the size, reach and quality necessary to capitalize on these ancillary revenue opportunities. We believe National CineMedia will continue to provide advertisers with an attractive alternative to traditional advertising media and leveraging its partners' existing theatre assets and personnel to create complementary business lines.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor operating 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership positions us to capitalize on favorable attendance trends and attractive consolidation opportunities.

        Superior Management Drives Strong Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to control costs effectively and increase concession sales.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 17 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of June 29, 2006, approximately 72.2% of our screens were located in theatres featuring stadium seating. As of June 29, 2006, approximately 82.1% of our screens were located in theatres with 10 or more screens. Our theatres have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations.

Our Industry

        The domestic motion picture exhibition industry is a mature business which has historically maintained steady long-term growth in revenues and attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 6% with annual attendance of approximately 1.4 billion attendees in 2005. Against this background of steady long-term growth in revenues and attendance, the exhibition industry has experienced periodic short-term increases and decreases in attendance and, consequently, box office revenues. For example, between 1976 and 1978 attendance increased by 17.9%, only to decrease by 9.5% between 1978 and 1980. The industry has experienced similar increases in attendance followed by attendance declines from 1980 through 1986, from 1986 through 1991 and from 1991 through 2000. Recently, attendance increased from 1.42 billion in 2000 to 1.64 billion in 2002, or 15.5%. Since 2002, attendance has declined to 1.40 billion patrons in 2005. We expect the cyclical nature of the domestic motion picture exhibition industry to continue for the foreseeable future.

        We believe that due to the financial difficulties experienced by many exhibitors in the late 1990's and because many major exhibitors have updated their theatre portfolios to the current megaplex format, most major exhibitors have reduced their capital spending as compared to the late 1990's. As a result, we believe that the rate of new screen growth has returned to historical growth patterns existing prior to the late 1990's expansion. We also believe that another evolution of theatre formats beyond the current megaplex is unlikely to occur in the foreseeable future. We believe theatres larger than the current 10 to 18 screen megaplex are not able to generate attractive returns in most locations because of the substantial market suitability requirements to generate a level of profitability similar to the current megaplex format.

        More recently, the domestic motion picture exhibition industry has experienced increased competition from other methods of delivering films to consumers, including cable television, in-home video and DVD, satellite and pay-per-view services and downloads via the Internet. Traditionally, when motion picture distributors licensed their films to the domestic exhibition industry, they refrained from licensing their products to other delivery channels for a period of time, commonly called the theatrical release window. Over the past several years, the average period between a film's theatrical release and its in-home video or DVD release has shortened. We believe that the contraction in the average theatrical release window reflects the shorter period of time in which the average motion picture is able to generate meaningful revenue in its theatrical exhibition license period. As a consequence, we believe that the shrinking of the theatrical release window over the past five to six years has not represented a material change in the studio/exhibition distribution model. Fundamentally, we believe that movie-going is a convenient, affordable and attractively priced form of out-of-home entertainment, which, on an average price per patron basis, continues to compare favorably to other out-of-home entertainment alternatives, such as concerts and sporting events. Since 1994, average movie ticket prices have increased at a compound annual growth rate of only 4%.

        We believe that a material contraction of the theatrical release window could significantly dilute the consumer appeal of the out-of-home motion picture offering. As a result, we continue to monitor the status of the theatrical release window and have increased our focus on the theatrical release window during our film exhibition decisions. Our discussions with several film studios lead us to believe that these studios continue to realize the value of maintaining meaningful theatrical release windows for both distribution and exhibition companies. Consequently, we believe a further material contraction in the theatrical release window is unlikely, but should such a contraction occur we believe that it could significantly impact our business, financial condition and results of operations.

Recent Developments

  Amaranth Litigation

        On August 17, 2006, we entered into a stipulation of dismissal with Amaranth LLC, Amaranth Advisors, L.L.C. and Nicholas M. Maounis individually, and as representatives of a class of all holders of our 3 3/4% Convertible Senior Notes due May 15, 2008, or Convertible Senior Notes, providing for the following: (1) the dismissal of our claims without prejudice to the defendant class and with prejudice to Amaranth, the named defendant, only; and (2) the dismissal of Amaranth's counterclaims, which purported to assert individual claims against us on behalf of Amaranth only, with prejudice. In addition, in the stipulation of dismissal, the parties certify that no compensation in any form has passed directly or indirectly from us to Amaranth or Amaranth's attorneys and that no promise to give any such compensation has been made. On August 17, 2006, the parties submitted to the Delaware Court of Chancery and the Court approved the stipulation of dismissal thereby dismissing the case.

  National CineMedia

        On October 12, 2006, NCM Inc., a newly-formed entity that will serve as the sole manager of National CineMedia, announced that they filed a registration statement with the SEC for an initial public offering, or IPO, of up to $700 million of its common stock. Net proceeds from the IPO will be used to acquire newly issued equity interests from National CineMedia and National CineMedia will distribute the net proceeds to each of Regal, AMC and Cinemark on a pro rata basis in connection with modifying payment obligations for access to our theatres. In connection with the completion of the IPO, National CineMedia also intends to enter into an approximately $725 million term loan facility the net proceeds of which will be used to redeem preferred units held by each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. Regal expects to receive its pro rata portion, or approximately 41%, of the net IPO and debt proceeds upon completion of such transactions or approximately $400-$450 million. Regal is currently exploring alternatives for using the IPO and debt proceeds, and may use some or all of the proceeds for strategic acquisitions, to reduce debt or to return value to stockholders through an extraordinary dividend, stock repurchases or other transactions. There can be no guarantee that NCM Inc. will complete the IPO or debt transactions or that we will receive any or the level of expected proceeds.

        In connection with the completion of the IPO, we intend to amend and restate our existing services agreement with National CineMedia whereby in exchange for our pro rata share of the IPO proceeds, we will agree to a modification of National CineMedia's payment obligation under the existing agreement. The modification extends the term of the agreement to 30 years, provides National CineMedia with a five year right of first refusal which begins one year prior to the end of the term and changes the basis upon which we are paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen.

        Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we would be required to purchase such time from National CineMedia at a negotiated rate.

        In addition, after completion of the IPO, we intend to receive mandatory quarterly distributions of excess cash from National CineMedia.

  Financial Results for Fiscal Quarter Ended September 28, 2006

  Quarter Ended

        On October 26, 2006, we announced that our total revenue for the fiscal quarter ended September 28, 2006 was $675.7 million, a 7.5% increase from total revenue of $628.4 million for the third fiscal quarter of 2005. We also announced that net income was $29.3 million in the third fiscal quarter of 2006 compared to net income of $17.2 million in the same period of 2005 and diluted earnings per share for the third fiscal quarter of 2006 was $0.19 compared to diluted earnings per share of $0.11 for the third fiscal quarter of 2005. Income from operations for the third fiscal quarter of 2006 was $83.5 million compared to $58.3 million in the same period of 2005.

  Three Quarters Ended

        On October 26, 2006, we also announced that our total revenue for the three fiscal quarters ended September 28, 2006 was $1,945.4 million compared to total revenue of $1,848.5 million for the three fiscal quarters ended September 29, 2005. Net income was $57.1 million for the three quarters ended September 28, 2006 compared to net income of $56.7 million in the same period of 2005 and diluted earnings per share for the three fiscal quarters of 2006 and 2005 was $0.37. Income from operations for the three fiscal quarters ended September 28, 2006 was $223.2 million compared to $179.5 million in the same period of 2005.

Company Information

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 7132 Regal Lane, Knoxville, Tennessee 37918, and our telephone number is (865) 922-1123. Our Internet address is www.regalentertainmentgroup.com. The contents of our website are not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Class A common stock offered by the selling stockholder	7,728,328 shares
Common stock outstanding immediately after this offering
Class A	76,381,194 shares
Class B	74,208,639 shares
Use of proceeds	We will not receive any of the proceeds from the sale of shares in this offering. The selling stockholder will receive all proceeds from the sale of the shares in this offering.
Voting Rights
The holders of Class A common stock generally have rights identical to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock vote together as a single class on all matters to be voted upon by our stockholders.
The shares of Class B common stock held by Oaktree will automatically convert into a like number of shares of Class A common stock upon transfer to the underwriter in connection with this offering.
NYSE Symbol	RGC

        The number of shares of Class A common stock and Class B common stock to be outstanding after this offering is based on the number of shares outstanding as of October 24, 2006 after giving effect to the conversion of all Class B common stock held by Oaktree. This number excludes:

  •
  3,279,136 shares issuable upon exercise of outstanding options under our 2002 Stock Incentive Plan at a weighted average exercise price of $7.05 per share;

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  1,530,828 shares reserved for future issuance under our 2002 Stock Incentive Plan;

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  shares of Class A common stock reserved for issuance upon conversion of our outstanding 3 3/4% convertible senior notes, with a conversion price of $14.7678 per share (as of June 29, 2006 and which may be further adjusted pursuant to the antidilution provisions of the convertible senior notes in connection with the payment by us of dividends on our common stock); and

  •
  any effect of the convertible note hedge and warrant arrangement (as described in note 4 to our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q, for the fiscal quarter ended June 29, 2006).

        Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriter will not exercise the over-allotment option granted to them by the selling stockholder. If the over-allotment option is exercised in full, we will have 76,881,194 shares of Class A common stock and 73,708,639 shares of Class B common stock outstanding immediately after this offering.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones we face. Additional risks described in our annual report on Form 10-K and in this prospectus supplement and other risks that are not currently known to us or that we currently do not consider to be material may also impair our business operations and financial condition.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For the two fiscal quarters ended June 29, 2006, our total rent expense and net interest expense were approximately $157.4 million and $60.5 million, respectively. As of June 29, 2006, we had total debt obligations of $1,970.1 million. As of December 29, 2005, we had total contractual cash obligations of approximately $6,346.2 million. As of June 29, 2006, there were no material changes outside the ordinary course of our business in our contractual cash obligations and commitments. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of our annual report on Form 10-K, for the fiscal year ended December 29, 2005.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        In recent years, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 29, 2005, approximately 71% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        We maintain an investment in National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be favorably received by the theatre-going public. If National CineMedia is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from National CineMedia may be adversely impacted.

An increase in the use of alternative film delivery methods may drive down movie theatre attendance and limit ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles for a period of time, commonly called the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumers appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors reportedly accounting for 87% of industry admissions revenues and 48 of the top 50 grossing films during 2004. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

Development of digital technology may increase our capital expenses.

        The industry is in the early stages of conversion from film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not finance the conversion as expected, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change if the industry changes from physical media to electronic media.

We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Chairman and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

The interests of our controlling stockholder may conflict with your interests.

        Upon completion of this offering, Anschutz will own 99.3% of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, upon completion of this offering, Anschutz will control approximately 90.1% of the voting power of all of our outstanding common stock. For as long as Anschutz continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz but not to other stockholders. In addition, Anschutz and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

Risks Related to Our Common Stock

Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of October 24, 2006, we had outstanding 81,936,967 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Additionally, as of October 24, 2006, approximately 3,279,136 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.6901 to $17.83. Of such options, as of October 24, 2006, 894,420 were exercisable. All of such shares subject to options are registered and will be freely tradable when the option is exercised unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

        Upon completion of this offering, only Anschutz will be able to sell its shares pursuant to the registration rights that we have granted. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz or our directors or executive officers of their shares of our Class A common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        We are a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Convertible Senior Notes, and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Hedging transactions and other transactions.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held by Credit Suisse First Boston International LLC at the time the Convertible Senior Notes were issued. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the Convertible Senior Notes. In connection with these hedging arrangements, Credit Suisse First Boston International LLC has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the Convertible Senior Notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International LLC is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the Convertible Senior Notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see note 4 to our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q, for the fiscal quarter ended June 29, 2006.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference herein that relate to our beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan" or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" above. Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Class A common stock offered by the selling stockholder.

SELLING STOCKHOLDER

        We are party to an amended and restated stockholders' agreement with, among others, the selling stockholder that contains certain registration rights. We are filing this registration statement in response to a demand registration request under that agreement made by the selling stockholder.

        The selling stockholder has agreed to sell the number of shares of Class A common stock indicated. The following table lists (1) the selling stockholder, (2) the number of shares of our Class A common stock currently held or to be held upon conversion of Class B common stock currently held by such stockholder, (3) the number of such shares being offered for resale by this prospectus supplement by such stockholder, and (4) assuming such stockholder sells all of the shares offered for resale, the number and percentage of shares such stockholder will own after the completion of this offering. Stephen A. Kaplan has been a director of Regal since March 2002 and is currently a member of our Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Mr. Kaplan is also one of the portfolio managers of the selling stockholder, OCM Principal Opportunities Fund II, L.P., or the Fund.

Name of Stockholder	No. of Shares of Class Common Stock A Beneficially Owned Prior to the Offering(1)	Percentage of Shares of Class A Common Stock Beneficially Owned Prior to the Offering(2)	Percentage of Voting Power Prior to the Offering(3)	Number of Shares of Class A Common Stock Being Offered(4)	No. of Shares of Class A Common Stock Beneficially Owned After the Offering(1)	Percentage of Shares of Class A Common Stock Beneficially Owned After the Offering(2)	Percentage of Voting Power After the Offering(3)
OCM Principal Opportunities Fund II, L.P.(5)	8,228,328	10.7%	9.3%	7,728,328	500,000	*	*

*
Represents less than 1%

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.

(2)
We have calculated the percentage of beneficial ownership based on 68,652,866 shares of Class A common stock outstanding as of October 24, 2006.

(3)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner. We have calculated the percentage of voting power based on 68,652,866 shares of Class A common stock and 81,936,967 shares of Class B common stock outstanding as of October 24, 2006.

(4)
The number of shares being offered does not assume exercise of the underwriter's option to purchase 500,000 additional shares to cover over-allotments, if any.

(5)
Oaktree Capital Management, LLC, or Oaktree Capital, is the general partner of the Fund. Oaktree Capital, as the general partner of the Fund, and Mr. Kaplan as one of the portfolio managers of the Fund and a principal of Oaktree Capital, may each be deemed indirect beneficial owners of the securities reported herein. Except to the extent of their respective pecuniary interest, Oaktree Capital and Mr. Kaplan disclaim beneficial ownership of the shares held by the Fund. Oaktree Capital is managed by an executive committee, the members of which are also the principals of Oaktree Capital and include Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry W. Keele, Mr. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton. In such capacity, each of such persons may be deemed indirect beneficial owners of the shares held by the Fund. Except to the extent of their respective pecuniary interest, each of such persons disclaims beneficial ownership of the shares held by the Fund.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated            , 2006, the selling stockholder has agreed to sell to Credit Suisse Securities (USA) LLC all of the 7,728,328 shares of Class A common stock.

        The underwriting agreement provides that the underwriter is obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

        The selling stockholder has granted to the underwriter a 30-day option to purchase up to 500,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

        The underwriter proposes to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement. The underwriter may allow a discount of $                      per share on sales to other broker/dealers. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation the selling stockholder will pay and the estimated expenses we will pay:

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Underwriting Discounts and Commissions paid by selling stockholder	$	$	$	$
Expenses payable by us	$	$	$	$

        Oaktree, as the selling stockholder, has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, or disposition or entry into any such transaction, hedge, swap or other arrangement, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        We have agreed to indemnify the underwriter against liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in that respect. The selling stockholder has agreed to indemnify the underwriter against liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in that respect, arising from information provided by the selling stockholder.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC."

        The underwriter and its affiliates have provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business for which they have received and would receive customary compensation. An affiliate of Credit Suisse Securities (USA) LLC acts as a lender and sole lead arranger, sole book-runner and administrative agent under our credit facility. The credit facility consists of a $1.65 billion term loan facility and $100.0 million revolving credit facility. In March 2006, the facility was repriced, and in June 2006 a $200.0 million incremental term loan was extended.

        An affiliate of Credit Suisse Securities (USA) LLC acts as a lender under the $20.0 million existing revolving credit facility of National CineMedia, which includes a $2.0 million letter of credit sub-facility. The National CineMedia existing revolving credit facility will be repaid with the proceeds of National CineMedia's new senior secured credit facility. Credit Suisse Securities (USA) LLC is one of the underwriters in the NCM, Inc. IPO.

        In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members, if any, for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members, if any, that will make internet distributions on the same basis as other allocations.

        The Class A common stock is offered for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers.

        The Class A common stock will not be offered, sold or delivered, directly or indirectly, and this prospectus supplement and the accompanying prospectus and any other offering material relating to the Class A common stock will not be distributed, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) it has not made and will not make an offer of Class A common stock to the public in that relevant member state prior to the publication of a prospectus in relation to the Class A common stock which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of Class A common stock to the public in that relevant member state at any time,

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Class A common stock to the public" in relation to any Class A common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the Class A common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Class A common stock offered by this prospectus supplement and the accompanying prospectus in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of our Class A common stock are made. Any resale of the Class A common stock offered by this prospectus supplement and the accompanying prospectus in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock offered by this prospectus supplement and the accompanying prospectus.

Representations of Purchasers

        By purchasing the Class A common stock offered by this prospectus supplement and the accompanying prospectus in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Class A common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Class A common stock, for rescission against us and the selling stockholder in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Class A common stock offered by this prospectus supplement and the accompanying prospectus. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Class A common stock offered by this prospectus supplement and the accompanying prospectus. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the shares of Class A common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder will have no liability. In the case of an action for damages, we and the selling stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Class A common stock offered by this prospectus supplement and the accompanying prospectus as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the Class A common stock offered by this prospectus supplement and the accompanying prospectus should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

        The underwriter has represented, warranted and agreed as follows:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to Regal; and

  (b)
  it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Class A common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Certain legal matters will be passed upon for us by Peter B. Brandow, Esq., our general counsel, and by Bass, Berry & Sims PLC, our special Tennessee counsel. Certain legal matters relating to the sale of Class A common stock in this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

        The consolidated balance sheets of Regal Entertainment Group and its subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2005, incorporated in this prospectus by reference to the December 29, 2005 annual report on Form 10-K of Regal Entertainment Group have been so incorporated in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus supplement, which means that information included in these documents is considered part of this prospectus supplement. The following documents filed by us with the SEC are incorporated by reference into this prospectus supplement:

  •
  our annual report on Form 10-K for the fiscal year ended December 29, 2005;

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 2006 and June 29, 2006;

  •
  our definitive proxy statement on Schedule 14A filed with the SEC April 14, 2006 (with the exception of the Report of the Compensation Committee on Executive Compensation, the Comparative Stock Performance Graph, and the Report of the Audit Committee, as indicated therein);

  •
  our current reports on Form 8-K filed with the SEC on February 3, 2006, March 2, 2006, March 9, 2006, March 10, 2006, May 5, 2006, May 16, 2006, June 1, 2006, June 20, 2006, August 3, 2006, September 11, 2006, and October 26, 2006 (specifically, excluding the information furnished under Item 2.02 and the exhibits furnished thereto); and

  •
  the description of our common stock contained in our Form 8-A filed with the SEC on May 6, 2002 under Section 12 of the Exchange Act.

        All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering covered by this prospectus supplement will be deemed to be incorporated by reference into this prospectus supplement and to be a part of the prospectus supplement and the accompanying prospectus from the date of filing of such documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the prospectus.

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Regal Entertainment Group, 7132 Regal Lane, Knoxville, Tennessee 37918, or by telephone at (865) 922-1123.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to this offering. This prospectus supplement, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits and schedules. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits and schedules. This prospectus supplement summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement, or have provided references to our other SEC filings where those documents can be found.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus supplement and the accompanying prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, you can access our reports, proxy statements and other information about us through the SEC's website at www.sec.gov. Our SEC filings are also available on our website at www.regalentertainmentgroup.com. Information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

8,228,328 Shares

Class A Common Stock

        The shares of Class A common stock covered by this prospectus may be offered and sold to the public by certain selling stockholders, from time to time, in one or more offerings. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

        This prospectus provides you with a general description of the shares that may be offered under this prospectus. Each time a selling stockholder offers to sell shares pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should carefully read this prospectus and any applicable prospectus supplement before you decide to invest in these securities.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC." The closing price of our Class A common stock on the New York Stock Exchange on October 25, 2006 was $20.34 per share.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2006.

ABOUT THIS PROSPECTUS	1
MARKET INFORMATION	1
PROSPECTUS SUMMARY	2
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
LEGAL MATTERS	9
EXPERTS	9
INCORPORATION OF DOCUMENTS BY REFERENCE	9
WHERE YOU CAN FIND MORE INFORMATION	10

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell our Class A common stock, as described in this prospectus, in one or more offerings.

        This prospectus provides you with a general description of the securities the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person is authorized to give any information or represent anything not contained in this prospectus, the documents incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        As used in this prospectus, the terms "we," "us," "our," "Regal," "REG" or "Regal Entertainment" mean Regal Entertainment Group and its subsidiaries, including Regal Cinemas Corporation, United Artists Theatre Company, Hoyts Cinemas Corporation, Edwards Theatres, Inc., and Regal CineMedia Corporation. Unless otherwise indicated in this prospectus, all references to "Regal Cinemas" mean Regal Cinemas Corporation and its subsidiaries, which include Regal Cinemas, Inc. and its subsidiaries, or RCI, Edwards Theatres, Inc. and its subsidiaries, or Edwards Theatres, United Artists Theatre Company and its subsidiaries, or United Artists, and Regal CineMedia Corporation and its subsidiaries, or Regal CineMedia. Unless otherwise indicated in this prospectus, all references to "Anschutz" mean Anschutz Company and its subsidiaries and all references to "Oaktree" mean OCM Principal Opportunities Fund II, L.P. and its subsidiaries.

        This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the information under "Risk Factors" and financial statements and related notes incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in or incorporated by reference into this prospectus as a result of certain factors, including those set forth under "Risk Factors" below and in our annual report on Form 10-K.

Overview

        We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006, with over 244 million annual attendees for the fiscal year ended December 29, 2005. Our geographically diverse circuit includes theatres in all of the top 25 and 43 of the top 50 U.S. designated market areas. We primarily operate multi-screen theatres and have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the U.S. On March 29, 2005, Regal and AMC Entertainment Inc., or AMC, announced the combination of our subsidiary Regal CineMedia and AMC's subsidiary, National Cinema Network, Inc., or NCN, into a joint venture company known as National CineMedia, LLC, or National CineMedia. On July 15, 2005, Cinemark, Inc., or Cinemark, through a wholly owned subsidiary, joined the National CineMedia joint venture. National CineMedia concentrates on the expansion of businesses ancillary to motion picture exhibition, such as in-theatre advertising, and the creation of new complementary business lines that improve the utilization of its partners' existing theatre assets and theatre operating personnel. Since its inception, National CineMedia has primarily concentrated its efforts on in-theatre advertising, business meetings and non-feature film content distribution. On October 12, 2006, National CineMedia, Inc., or NCM Inc., a newly-formed entity that will serve as the sole manager of National CineMedia, announced that they filed a registration statement with the SEC for an initial public offering of its common stock. Proceeds from the offering will be used to acquire newly issued equity interests from National CineMedia and National CineMedia will distribute the net proceeds to each of Regal, AMC and Cinemark on a pro rata basis.

Business Strategy

        Our business strategy is to continue to enhance our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation opportunities, realizing selective growth opportunities through new theatre construction, expanding and upgrading of our existing asset base. This strategy should enable us to continue to produce the free cash flow and financial flexibility necessary to provide meaningful value to our stockholders. Key elements of our strategy include:

        Maximizing Stockholder Value.    We believe that our cash dividends are an efficient means of distributing value to our stockholders. Periodic increases in our quarterly cash dividends and the payment of two extraordinary cash dividends in the last three fiscal years demonstrates our confidence in our business and our continued commitment to providing value to our stockholders. As of June 29, 2006, since our initial public offering in May 2002, we have returned over $1.9 billion to our stockholders in the form of cash dividends.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities. We intend to selectively pursue accretive theatre acquisitions that enhance our asset base and improve our consolidated operating results.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue expansion opportunities through new theatre construction that meets our strategic and financial return criteria. We also intend to enhance our theatre operations by selectively expanding and upgrading existing properties in prime locations.

        Participating in National CineMedia to Generate Ancillary Revenues.    We believe that the strategy of combining the ancillary businesses of successful theatre operators, such as Regal, AMC and Cinemark, provides National CineMedia with access to theatres of the size, reach and quality necessary to capitalize on these ancillary revenue opportunities. We believe National CineMedia will continue to provide advertisers with an attractive alternative to traditional advertising media and leveraging its partners' existing theatre assets and personnel to create complementary business lines.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor operating 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership positions us to capitalize on favorable attendance trends and attractive consolidation opportunities.

        Superior Management Drives Strong Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to control costs effectively and increase concession sales.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 17 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of June 29, 2006, approximately 72.2% of our screens were located in theatres featuring stadium seating. As of June 29, 2006, approximately 82.1% of our screens were located in theatres with 10 or more screens. Our theatres have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations.

Our Industry

        The domestic motion picture exhibition industry is a mature business which has historically maintained steady long-term growth in revenues and attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 6% with annual attendance of approximately 1.4 billion attendees in 2005. Against this background of steady long-term growth in revenues and attendance, the exhibition industry has experienced periodic short-term increases and decreases in attendance and, consequently, box office revenues. For example, between 1976 and 1978 attendance increased by 17.9%, only to decrease by 9.5% between 1978 and 1980. The industry has experienced similar increases in attendance followed by attendance declines from 1980 through 1986, from 1986 through 1991 and from 1991 through 2000. Recently, attendance increased from 1.42 billion in 2000 to 1.64 billion in 2002, or 15.5%. Since 2002, attendance has declined to 1.40 billion patrons in 2005. We expect the cyclical nature of the domestic motion picture exhibition industry to continue for the foreseeable future.

        We believe that due to the financial difficulties experienced by many exhibitors in the late 1990's and because many major exhibitors have updated their theatre portfolios to the current megaplex format, most major exhibitors have reduced their capital spending as compared to the late 1990's. As a result, we believe that the rate of new screen growth has returned to historical growth patterns existing prior to the late 1990's expansion. We also believe that another evolution of theatre formats beyond the current megaplex is unlikely to occur in the foreseeable future. We believe theatres larger than the current 10 to 18 screen megaplex are not able to generate attractive returns in most locations because of the substantial market suitability requirements to generate a level of profitability similar to the current megaplex format.

        More recently, the domestic motion picture exhibition industry has experienced increased competition from other methods of delivering films to consumers, including cable television, in-home video and DVD, satellite and pay-per-view services and downloads via the Internet. Traditionally, when motion picture distributors licensed their films to the domestic exhibition industry, they refrained from licensing their products to other delivery channels for a period of time, commonly called the theatrical release window. Over the past several years, the average period between a film's theatrical release and its in-home video or DVD release has shortened. We believe that the contraction in the average theatrical release window reflects the shorter period of time in which the average motion picture is able to generate meaningful revenue in its theatrical exhibition license period. As a consequence, we believe that the shrinking of the theatrical release window over the past five to six years has not represented a material change in the studio/exhibition distribution model. Fundamentally, we believe that movie-going is a convenient, affordable and attractively priced form of out-of-home entertainment, which, on an average price per patron basis, continues to compare favorably to other out-of-home entertainment alternatives, such as concerts and sporting events. Since 1994, average movie ticket prices have increased at a compound annual growth rate of only 4%.

        We believe that a material contraction of the theatrical release window could significantly dilute the consumer appeal of the out-of-home motion picture offering. As a result, we continue to monitor the status of the theatrical release window and have increased our focus on the theatrical release window during our film exhibition decisions. Our discussions with several film studios lead us to believe that these studios continue to realize the value of maintaining meaningful theatrical release windows for both distribution and exhibition companies. Consequently, we believe a further material contraction in the theatrical release window is unlikely, but should such a contraction occur we believe that it could significantly impact our business, financial condition and results of operations.

Company Information

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 7132 Regal Lane, Knoxville, Tennessee 37918, and our telephone number is (865) 922-1123. Our Internet address is www.regalentertainmentgroup.com. The contents of our website are not a part of this prospectus.

RISK FACTORS

        An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and any applicable prospectus supplement could decline, and you might lose all or part of your investment. Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference herein that relate to our beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan" or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" above. Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Class A common stock offered by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, is only a summary. You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation and our amended and restated bylaws, as amended.

General

        Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

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  200,000,000 shares of Class B common stock, par value $0.001 per share; and

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  50,000,000 shares of preferred stock, par value $0.001 per share.

        As of October 24, 2006, 68,652,866 shares of our Class A common stock were outstanding and 81,936,967 shares of Class B common stock were outstanding. All of our shares of Class B common stock were held by Anschutz and Oaktree. As of October 24, 2006, there were no shares of our preferred stock outstanding. The material terms and provisions of our amended and restated certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock is entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. We currently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Stock

        We believe that the power of our board of directors to issue additional shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The preferred stock and the Class A common stock is available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

Anti-Takeover Provisions

        The provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Options and Warrants

        As of October 24, 2006, we had outstanding options to purchase a total of 3,279,136 shares of Class A common stock with exercise prices ranging from $2.6901 to $17.83. In connection with the offering of our 3 3/4% Convertible Senior Notes due May 15, 2008, we entered into convertible note hedge and warrant transactions with Credit Suisse First Boston International LLC pursuant to which we issued warrants to purchase approximately 8.7 million shares of our Class A common stock to Credit Suisse First Boston International LLC at a strike price of $16.9088 (as of October 24, 2006).

Registration Rights

        Excluding the securities covered by this registration statement, at October 24, 2006, the holders of up to 74,208,639 shares of our common stock were entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. In addition, if we prepare to register any of our common stock under the Securities Act, on our behalf or on behalf of any of our stockholders including the shelf registration statement we are obligated to file in connection with this offering, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares in connection with our registration of such common stock. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. If shares of common stock are included in a registration, the holder of such shares will pay all transfer taxes relating to the sale of its shares and its pro rata portion of any underwriting discounts or commissions or the equivalent thereof. We will pay all other expenses incurred in connection with these registrations. These sales could reduce the trading price of our Class A common stock.

Transfer Agent and Registrar

        Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for our common stock.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        The consolidated balance sheets of Regal Entertainment Group and its subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2005, incorporated in this prospectus by reference to the December 29, 2005 annual report on Form 10-K of Regal Entertainment Group have been so incorporated in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

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  our annual report on Form 10-K for the fiscal year ended December 29, 2005;

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  our quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 2006 and June 29, 2006;

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  our definitive proxy statement on Schedule 14A filed with the SEC April 14, 2006 (with the exception of the Report of the Compensation Committee on Executive Compensation, the Comparative Stock Performance Graph, and the Report of the Audit Committee, as indicated therein);

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  our current reports on Form 8-K filed with the SEC on February 3, 2006, March 2, 2006, March 9, 2006, March 10, 2006, May 5, 2006, May 16, 2006, June 1, 2006, June 20, 2006, August 3, 2006, September 11, 2006, and October 26, 2006 (specifically, excluding the information furnished under Item 2.02 and the exhibits furnished thereto); and

  •
  the description of our common stock contained in our Form 8-A filed with the SEC on May 6, 2002 under Section 12 of the Exchange Act.

        All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Regal Entertainment Group, 7132 Regal Lane, Knoxville, Tennessee 37918, or by telephone at (865) 922-1123.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits and schedules. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits and schedules. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement, or have provided references to our other SEC filings where those documents can be found.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, you can access our reports, proxy statements and other information about us through the SEC's website at www.sec.gov. Our SEC filings are also available on our website at www.regalentertainmentgroup.com. Information on our website does not constitute a part of this prospectus.

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PROSPECTUS SUPPLEMENT
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ABOUT THIS PROSPECTUS SUPPLEMENT
MARKET INFORMATION
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THE OFFERING
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
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WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS
MARKET INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION